U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

      Allied Capital Corp.
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   (Last)                            (First)              (Middle)

                          7711 South Jamestown Avenue
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                                    (Street)

     Tulsa                            OK                    74136
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                        etravelserve.com, Inc. / TSER.OB

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                     06/00

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                               Amt. Of Issuer's          Ownership       Nature of
                                            Securities Acquired (A) or         Securities Benefically    Form            Indirect
                  Transaction  Transaction  Disposed of (D)                    Owned At End              Direct (D) or   Beneficial
Title of Security   Date         Code       Amount      (A) or (D)   Price    Of Issuer's Fiscal Year    Indirect (I)    Ownership
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
Common Stock       3/10/00       G4             845,000      D                                           Direct (D)
Common Stock       5/15/00       G5           1,200,000      D                                           Direct (D)
Common Stock       5/10/00       G5              75,000      D                                           Direct (D)
Common Stock       3/15/00       S4               2,500      D        0.920                              Direct (D)
Common Stock       3/16/00       S4              10,000      D        0.950                              Direct (D)
Common Stock       3/17/00       S4              20,000      D        0.960                              Direct (D)
Common Stock       3/21/00       S4              20,000      D        0.860                              Direct (D)
Common Stock       3/22/00       S4               1,000      D        0.760                              Direct (D)
Common Stock       3/23/00       S4              10,000      D        0.880                              Direct (D)
Common Stock       3/24/00       S4              20,000      D        0.810                              Direct (D)
Common Stock       3/27/00       S4              20,000      D        1.080                              Direct (D)
Common Stock       3/28/00       S4              25,000      D        1.050                              Direct (D)
Common Stock       3/29/00       S4              21,000      D        0.990                              Direct (D)
Common Stock       3/30/00       S4              35,000      D        1.000                              Direct (D)
Common Stock       3/31/00       S4              10,000      D        0.950                              Direct (D)
Common Stock        4/3/00       S4              10,500      D        1.010                              Direct (D)
Common Stock        4/4/00       S4               1,000      D        0.950                              Direct (D)
Common Stock       4/10/00       S4              33,500      D        0.960                              Direct (D)
Common Stock       4/11/00       S4              15,000      D        0.910                              Direct (D)
Common Stock       4/12/00       S4              55,000      D        0.910                              Direct (D)
Common Stock       4/28/00       S4              10,000      D        0.910                              Direct (D)
Common Stock        5/2/00       S4              40,000      D        0.940                              Direct (D)
Common Stock        5/3/00       S4              10,000      D        0.930                              Direct (D)
Common Stock        5/9/00       S4               5,000      D        0.900                              Direct (D)
Common Stock       5/10/00       S4              20,000      D        0.940                              Direct (D)
Common Stock       6/29/00       S4              30,500      D        0.210                              Direct (D)
Common Stock       3/24/00       S4               2,500      D        0.875                              Direct (D)
Common Stock       3/27/00       S4               7,500      D        0.969                              Direct (D)
Common Stock       3/27/00       S4               5,000      D        1.094                              Direct (D)
Common Stock       3/27/00       S4               2,000      D        1.094                              Direct (D)
Common Stock       3/28/00       S4                 500      D        1.094                              Direct (D)
Common Stock       3/22/00       S4               7,500      D        0.800                              Direct (D)
Common Stock       3/23/00       S4               7,500      D        0.830                              Direct (D)
Common Stock       3/24/00       S4               5,000      D        0.938                              Direct (D)
Common Stock       3/16/00       S4               2,500      D        0.905                              Direct (D)
Common Stock       3/16/00       S4               2,500      D        0.875                              Direct (D)
Common Stock       3/17/00       S4               7,500      D        0.900                              Direct (D)
Common Stock       3/21/00       S4               7,500      D        0.844                              Direct (D)
Common Stock       3/21/00       S4               5,000      D        0.938                              Direct (D)
Common Stock        3/9/00       S4               5,000      D        1.250                              Direct (D)
Common Stock        3/9/00       S4               5,000      D        1.260                              Direct (D)
Common Stock        3/9/00       S4               7,500      D        1.280                              Direct (D)
Common Stock        3/9/00       S4               2,500      D        1.280                              Direct (D)
Common Stock       3/10/00       S4              10,000      D        1.438                              Direct (D)
Common Stock        3/8/00       S4               4,000      D        1.156                              Direct (D)
Common Stock        3/8/00       S4               6,000      D        1.188                              Direct (D)
Common Stock        3/8/00       S4               4,000      D        1.188                              Direct (D)
Common Stock        3/8/00       S4              10,000      D        1.188                              Direct (D)
Common Stock        3/9/00       S4              10,000      D        1.250                              Direct (D)
Common Stock        3/7/00       S4               2,500      D        0.656                              Direct (D)
Common Stock        3/8/00       S4              10,000      D        1.156                              Direct (D)
Common Stock        3/8/00       S4               2,000      D        1.156                              Direct (D)
Common Stock        3/8/00       S4               4,000      D        1.156                              Direct (D)
Common Stock        3/7/00       S4               2,500      D        0.600                              Direct (D)
Common Stock        3/7/00       S4              17,500      D        0.656                              Direct (D)
Common Stock        3/7/00       S4              25,000      D        0.688                              Direct (D)
Common Stock        3/7/00       S4              25,000      D        0.688                              Direct (D)
Common Stock        3/7/00       S4               5,000      D        0.688                              Direct (D)
Common Stock        3/3/00       S4              25,000      D        0.719                              Direct (D)
Common Stock        3/6/00       S4              10,000      D        0.800                              Direct (D)
Common Stock        3/6/00       S4              10,000      D        0.800                              Direct (D)
Common Stock        3/6/00       S4              10,000      D        0.800                              Direct (D)
Common Stock        3/7/00       S4               3,700      D        0.688                              Direct (D)
Common Stock        3/3/00       S4                 500      D        1.080                              Direct (D)
Common Stock        3/3/00       S4               9,500      D        1.031                              Direct (D)
Common Stock        3/4/00       S4              10,000      D        0.760                              Direct (D)
Common Stock        3/3/00       S4               7,500      D        0.760                              Direct (D)
Common Stock        3/3/00       S4               7,500      D        0.730                              Direct (D)
Common Stock        3/2/00       S4                 500      D        1.090                              Direct (D)
Common Stock        3/2/00       S4               1,000      D        1.031                              Direct (D)
Common Stock        3/2/00       S4               1,000      D        1.031                              Direct (D)
Common Stock        3/2/00       S4                 500      D        1.031                              Direct (D)
Common Stock        3/2/00       S4               7,000      D        1.031                              Direct (D)
Common Stock        3/1/00       S4               4,000      D        1.188                              Direct (D)
Common Stock        3/1/00       S4               3,000      D        1.188                              Direct (D)
Common Stock        3/1/00       S4               7,000      D        1.188                              Direct (D)
Common Stock        3/1/00       S4               7,000      D        1.090                              Direct (D)
Common Stock        3/1/00       S4               3,000      D        1.090                              Direct (D)
Common Stock       2/29/00       S4                 500      D        1.250                              Direct (D)
Common Stock       2/29/00       S4               2,000      D        1.188                              Direct (D)
Common Stock        3/1/00       S4                 500      D        1.219                              Direct (D)
Common Stock        3/1/00       S4                 500      D        1.188                              Direct (D)
Common Stock       2/28/00       S4                 500      D        1.250                              Direct (D)
Common Stock       2/28/00       S4               3,500      D        1.250                              Direct (D)
Common Stock       2/29/00       S4                 500      D        1.219                              Direct (D)
Common Stock       2/29/00       S4               1,000      D        1.250                              Direct (D)
Common Stock       2/29/00       S4               1,000      D        1.250                              Direct (D)
Common Stock       2/25/00       S4                 500      D        1.500                              Direct (D)
Common Stock       2/25/00       S4               1,000      D        1.500                              Direct (D)
Common Stock       2/25/00       S4               3,000      D        1.438                              Direct (D)
Common Stock       2/26/00       S4                 500      D        1.313                              Direct (D)
Common Stock       2/27/00       S4                 500      D        1.250                              Direct (D)
Common Stock       2/22/00       S4               3,500      D        1.531                              Direct (D)
Common Stock       2/22/00       S4               3,000      D        1.500                              Direct (D)
Common Stock       2/22/00       S4               5,000      D        1.656                              Direct (D)
Common Stock       2/25/00       S4               5,000      D        1.563                              Direct (D)
Common Stock       2/25/00       S4                 500      D        1.563                              Direct (D)
Common Stock       2/22/00       S4                 500      D        1.656                              Direct (D)
Common Stock       2/22/00       S4                 500      D        1.656                              Direct (D)
Common Stock       2/22/00       S4               1,000      D        1.563                              Direct (D)
Common Stock       2/22/00       S4               1,000      D        1.563                              Direct (D)
Common Stock       2/22/00       S4                 500      D        1.563                              Direct (D)
Common Stock       2/18/00       S4               1,000      D        1.813                              Direct (D)
Common Stock       2/18/00       S4                 500      D        1.750                              Direct (D)
Common Stock       2/18/00       S4               5,000      D        1.688                              Direct (D)
Common Stock       2/18/00       S4               1,000      D        1.688                              Direct (D)
Common Stock       2/18/00       S4                 900      D        1.688                              Direct (D)
Common Stock       3/27/00       S4               2,500      D        1.094                              Direct (D)
Common Stock       3/28/00       S4               2,500      D        1.000                              Direct (D)
Common Stock       3/28/00       S4               5,000      D        1.010                              Direct (D)
Common Stock       3/28/00       S4               5,000      D        1.063                              Direct (D)
Common Stock       3/29/00       S4                 500      D        1.125                              Direct (D)
Common Stock       3/29/00       S4               1,500      D        1.125                              Direct (D)
Common Stock       3/29/00       S4               5,500      D        1.125                              Direct (D)
Common Stock       3/30/00       S4               2,500      D        1.000                              Direct (D)
Common Stock       3/30/00       S4               5,000      D        1.000                              Direct (D)
Common Stock       3/31/00       S4               2,500      D        1.000                              Direct (D)
Common Stock        4/3/00       S4                 500      D        1.031                              Direct (D)
Common Stock        4/3/00       S4               7,000      D        1.000                              Direct (D)
Common Stock       4/10/00       S4               4,700      D        1.000                              Direct (D)
Common Stock       4/10/00       S4               5,300      D        1.005                              Direct (D)
Common Stock        5/2/00       S4              10,000      D        1.000                              Direct (D)
Common Stock        5/2/00       S4               2,500      D        0.900                              Direct (D)
Common Stock        5/2/00       S4               2,500      D        0.900                              Direct (D)
Common Stock        5/2/00       S4               5,000      D        0.969                              Direct (D)
Common Stock        5/9/00       S4              10,000      D        0.875                              Direct (D)
Common Stock       5/10/00       S4               2,500      D        1.000                              Direct (D)
Common Stock       5/10/00       S4               2,500      D        1.000                              Direct (D)
Common Stock       5/10/00       S4               2,500      D        1.000                              Direct (D)
Common Stock       5/10/00       S4               2,500      D        1.000                              Direct (D)
Common Stock       5/10/00       S4               5,000      D        0.750                              Direct (D)
Common Stock       5/10/00       S4               2,500      D        0.750                              Direct (D)
Common Stock       5/10/00       S4               5,000      D        0.750                              Direct (D)
Common Stock       5/10/00       S4               7,900      D        0.750                              Direct (D)
Common Stock       6/29/00       S4               5,000      D        0.195                              Direct (D)
Common Stock       6/29/00       S4               5,000      D        0.195                              Direct (D)
Common Stock       6/29/00       S4               7,500      D        0.195                              Direct (D)
Common Stock       6/29/00       S4              22,500      D        0.195                              Direct (D)
------------------------------------------------------------------------------------------------------------------------------------
                                              3,087,500                                     36,094,431

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)
(Form 5-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:


Allied Capital Corp.

/s/ Desai Robinson                                         11/15/00
---------------------------------------------            -----------------------
     Desai Robinson, President                                Date
   **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Derivative Securities Codes (Except For Transactions Exempt Pursuant to Rule 16b-3)

     C--Conversion of derivative security

     E--Expiration of short derivative position

     H--Expiration (or cancellation) of long derivative position with value received

     O--Exercise of out-of-the-money derivative security

     X--Exercise of in-the-money or at-the-money derivative security


     Other Section 16(b) Exempt Transaction and Small Acquisition Codes (Except For Rule 16b-3 Codes Above)

     G--Bona fide gift

     L--Small acquisition under Rule 16a-6

     W--Acquisition   or  disposition  by  will  or  the  laws  of  descent  and distribution

     Z--Deposit into or withdrawal from voting trust


     Other Transaction Codes

     J--Other acquisition or disposition (describe transaction)

     K--Transaction in equity swap or instrument with similar characteristics

     U--Disposition pursuant to a tender of shares in a change of control transaction


     To indicate that a holding should have been reported previously on Form 3, place a "3" in Table I, column 3 or Table II, column 4, as appropriate. Indicate in the space provided for explanation of responses the event triggering the Form 3 filing obligation. To indicate that a transaction should have been reported previously on Form 4, place a "4" next to the transaction code reported in Table I, column 3 or Table II, column 4 (e.g., an open market purchase of a non-derivative security that should have been reported previously on Form 4 should be designated as "P4"). To indicate that a transaction should have been reported on a previous Form 5, place a "5" in Table I, column 3 or Table II, column 4, as appropriate. In addition, the appropriate box on the front page of the form should be checked.

                    FORM 3 OR FORM 4 HOLDINGS OR TRANSACTIONS
                            NOT PREVIOUSLY REPORTED

     To indicate that a holding should have been reported previously on a Form 3, place a "3" in Table I, column 3 or Table II, column 4, as appropriate. Indicate in the space provided for explanation of responses the event triggering the Form 3 filing obligation. To indicate that a transaction should have been reported previously on Form 4, place a "4" next to the transaction code reported in Table I, column 3 or Table II, column 4 (e.g., an open market purchase of a non-derivative security that should have been reported previously on Form 4 should be designated as "P4"). In addition, the appropriate box on the front page of the form should be checked.